UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

5956 W. Las Positas Blvd., Pleasanton, CA 94588

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets

On June 15, 2006, Simpson Manufacturing Co., Inc. (the “Company”) completed the purchase of a building from Vacaville Investors, a related party (See Item 2, Item 8 (Note 9) and Item 13 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated herein by reference), for approximately $6.5 million in cash. The purchase price was based on the appraised value, the remaining rent that would have accrued under the lease and the estimated cost that the Company would have incurred for relocation. The building is approximately 125,000 square feet and is occupied by the Company’s subsidiary, Simpson Dura-Vent Company, Inc. The transaction was unanimously approved by the independent members of the Company’s Board of Directors.

Item 8.01               Other Events

The Company has completed the purchase of 500,000 shares of its Common Stock for and average price of $34.33 per share. The total cost of the transaction was approximately $17.2 million and was part of the $50 million that the Company’s Board of Directors authorized in November 2005 for repurchases of Common Stock. The number of shares is approximately the same as the number of shares that were subject to stock options granted in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: June 16, 2006	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer